Exhibit 10.15

First Amendment to the Umbrella Agreement

This First Amendment to the Umbrella Agreement (this “Amendment”) is made and entered into as of October 1st, 2020 and is retroactively effective as of June 17, 2019, by and between Tempur-Pedic North America, LLC (“Tempur-Pedic”), and Sealy Mattress Manufacturing Company, LLC (on behalf of itself and Sealy Mattress Company of New Jersey, Inc.) (“Sealy”) (collectively, “Companies” or “Sponsor”), and Mattress Firm, Inc. (“MF” or “Authorized Retailer”).

WHEREAS, Companies and MF entered into that certain Umbrella Agreement, effective June 17, 2019 (“Agreement”), which includes, among other exhibits, Exhibit B (Incentive Agreement) (“Incentive Agreement”); and

WHEREAS, the Parties entered into a Supplemental Terms Agreement dated April 9, 2020 which was effective as of March 31, 2020 and which terminated as of June 26, 2020; and

WHEREAS, the Parties desire to further amend the terms of the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereto agree as follows:

1.	Extended Term. Section 6 (Term) of the Incentive Agreement is deleted in its entirety and replaced with the following:

6. Term. Except as set forth in any Program-Specific Terms applicable to a particular Program, the term of a Program will begin on the effective date of the Umbrella Agreement and, unless earlier terminated in accordance with the MRA or the Program Terms (including any Program-Specific Terms), will continue for three (3) years and three months through September 30, 2022 (the “Initial Term”). Unless a party provides written notice of nonrenewal to the other party at least sixty (60) calendar days prior to the expiration of the Initial Term or renewal term, the term of a Program will automatically renew for successive periods of one (1) year. The Initial Term and any renewal terms are collectively the “Term.” Nothing in this Section will otherwise affect the Parties’ respective termination rights under these Program Terms.

2.          One-Time Flexible Co-Op Advertising Allowance. Notwithstanding anything to the contrary in the Incentive Agreement, the Companies have issued or will issue credit memos for the Co-Op Advertising Allowance for the period from June 17, 2019 through September 30, 2020 (the “One-Time Flexible Co-Op Period”) in accordance with this Section 2. Upon Authorized Retailer’s submission to Tempur-Pedic or Sealy, as applicable, of proof of advertising that ran during the One-Time Flexible Co-Op Period [Intentionally Deleted] Tempur-Pedic and/or Sealy, as applicable, will issue credit memos to MF no later than October 31, 2020 for amounts exceeding [Intentionally Deleted] of the accrued aggregate Co-Op Advertising Allowance during the One-Time Flexible Co-Op Period pursuant to Schedule 1 of the Incentive Agreement. Regarding the [Intentionally Deleted] of accrued aggregate Co-Op Advertising Allowance for the One-Time Flexible Co-Op Period for which credit memos are not issued by October 31, 2020, the Companies will issue a credit memo to MF on or before September 15, 2021 in the amount [Intentionally Deleted] —the Satisfaction Payment as defined in Section 4(b) below—if MF fully satisfies the conditions regarding the Satisfaction Payment as set forth in Section 4(b) below. Such credit memos will not exceed [Intentionally Deleted] as established in this Section 2, subject to any reductions necessary to reflect any prior monthly credit memos issued during the One-Time Flexible Co-Op Period prior to the execution date of this Amendment.

3.         Co-Op Advertising Allowance. As of October 1, 2020, Section 8 (Co-Op Advertising Allowance) of the Incentive Agreement is deleted in its entirety and replaced with the following which shall govern the Co-Op Advertising Allowance from October 1, 2020 through the balance of the Term:

8.	Co-Op Advertising Allowance.

a.           Accrual. Subject to Authorized Retailer’s compliance with the Umbrella Agreement, MRA, and these Program Terms, Sponsor will assist Authorized Retailer with the cost of advertising, marketing, and promoting the Products as outlined below. Tempur-Pedic and Sealy, as applicable, will accrue on behalf of Authorized Retailer a “Co-Op Advertising Allowance” in the amount set forth in any Program-Specific Terms, including Schedule 1, based on Authorized Retailer’s “Net Purchases” of Products. As used herein, “Net Purchases” means Authorized Retailer’s total gross purchases in dollars from Sponsor of Products, regardless of brand, less returns made to Sponsor, less floor model sales made to Authorized Retailer and less any promotional discounts. For the avoidance of doubt, the Sponsor that manufactures a specific Product will be solely responsible for accruing the Co-Op Advertising Allowance arising from Authorized Retailer’s Net Purchases of that specific Product.

[Intentionally Deleted]

ii.	The parties agree to work together to review proposed advertising in advance to ensure that it meets the definition of Qualified Advertising as set forth in this Section 8 and in the attached Exhibits A-1 and A-2. Authorized Retailer shall submit advertising to Sponsor for review and pre-qualification as Qualified Advertising Spend (the “Pre-Scored Advertising”) in accordance with the parameters set forth in clause (iii) below and Exhibits A-1 and A-2; provided that the failure to submit any advertising for pre-qualification shall not, in and of itself, preempt Authorized Retailer’s right to be reimbursed for Qualified Advertising Spend associated therewith. Sponsor shall use the examples set forth in Exhibit A-2 as a reference to assist in evaluating the Pre-Scored Advertising, along with the guidelines set forth herein and in Exhibit A-1. In the event of a conflict or inconsistency between the Program Terms, this Amendment and Exhibits A-1 and A-2, this Section 8 will control over the Exhibits. In the event of a conflict or inconsistency between Exhibit A-1 and Exhibit A-2, Exhibit A-1 shall control over Exhibit A-2. Sponsor will also review such advertising for compliance with Sponsor’s applicable Advertising Requirements, as modified by the Umbrella Agreement. Sponsor will provide feedback or confirmation that such Pre-Scored Advertising qualifies as Qualified Advertising, the percentage of reimbursement of Qualified Advertising Spend for which such Pre-Scored Advertising would be eligible (such percentage, the “Pre-Approved QAS”), and such Pre-Scored Advertising’s compliance with Sponsor’s Advertising Requirements (as modified by the Umbrella Agreement) within [Intentionally Deleted] business days (a “business day” is a day other than Saturday, Sunday, or a federal holiday) of submission to Sponsor. Authorized Retailer will have fully earned the Pre-Approved QAS, without further evaluation, validation, or action, upon submission to Sponsor of (1) [Intentionally Deleted] for, or otherwise tying it to, such Pre-Scored Advertising, and (2) documentation [Intentionally Deleted] or equivalent evidence reasonably acceptable to Sponsor) establishing that the Qualified Advertising at issue was published without material changes from the Pre-Scored Advertising. An increase or decrease in the brands represented, the logos and trademarks presented, the promotional message, the visuals, the balance of share, or a change in the allocation of time and space in the messaging is deemed a material change and will require re-scoring. If the advertising at issue was published with material changes from the Pre-Scored Advertising, Authorized Retailer will not be entitled to the Pre-Approved QAS. Authorized Retailer may, in its discretion, resubmit any previously-reviewed advertising (including any advertising that was published with material changes from a Pre-Scored Advertising) for re-evaluation after publication and Sponsor will re-evaluate the amount of Qualified Advertising Spend for which such advertising is eligible in accordance with this Section 8 and Exhibits A-1 and A-2; provided, for the avoidance of doubt, the re-evaluated amount of Qualified Advertising Spend for such advertising may be higher or lower than the original Pre-Approved QAS for such advertising. After publication, Authorized Retailer will submit to Sponsor reasonable evidence of any Qualified Advertising that was not submitted to Sponsor as part of the Pre-Scored Advertising (or for which Sponsor failed to timely provide feedback prior to publication) and Sponsor will verify whether such advertising constitutes Qualified Advertising and will determine the percentage of reimbursement of Qualified Advertising Spend for which such advertising would be eligible in Sponsor’s sole determination, consistently applying the principles of Exhibits A-1 and A-2; provided that any advertising that is Substantially Similar (as hereinafter defined) to any previously Pre-Scored Advertising shall be deemed to be Qualified Advertising and the same associated percentage of reimbursement of Qualified Advertising Spend shall apply to such Substantially Similar advertising. “Substantially Similar” advertising means advertising which includes the same brands, the same logos and trademarks, the same promotional message, the same visuals, the same balance of share, and the same allocation of time and space in the messaging but may include a different headline (i.e. Labor Day Sale versus Memorial Day Sale). The parties will use commercially reasonable efforts to consistently apply and interpret Exhibit A-1, Exhibit A-2, and this Section 8 throughout the Term.

iii.	Qualified Advertising Spend will be determined as set forth in this Section 8 and as further detailed in Exhibit A. [Intentionally Deleted] featured in such Qualified Advertising as detailed in Exhibit A. Sponsor will validate Authorized Retailer’s advertising spend associated with Qualified Advertising to determine whether it constitutes Qualified Advertising Spend. Authorized Retailer must submit documentation of Qualified Advertising Spend for each month within 30 calendar days following the end of such month. Sponsor will have 30 calendar days from receipt of documentation submitted by Authorized Retailer to review such documentation in accordance with this Section 8(b). In the event that Sponsor’s validation as described in Section 8(b)(ii) above indicates that Authorized Retailer’s Qualified Advertising Spend is below the amount necessary to support payment in full of the applicable accrued Co-Op Advertising Allowance for any month of a Co-Op Year, Authorized Retailer may submit to Sponsor proof of additional Qualified Advertising that ran during the preceding month(s) for which no Co-Op Advertising Allowance has been applied and the aggregate amount spent by Authorized Retailer, as evidenced by third-party agency or other provider invoices provided to Sponsor, on such Qualified Advertising for review and approval. Notwithstanding anything to the contrary in this Section 8 or the Amendment, Qualified Advertising Spend must occur in the same Co-Op Year that Co-Op Advertising Allowance accrues.

c.	Payment. Subject to Section 4 of the Amendment, Co-Op Advertising Allowances will be issued as a monthly credit memo based on the prior month’s Net Purchases. If Authorized Retailer’s Qualified Advertising Spend (following application to any Quarterly Conditional Required Advertising Spend obligation as set forth in Section 4 of the Amendment) for such month is less than the amount of the Co-Op Advertising Allowance accrued for such month, the amount by which the Co-Op Advertising Allowance exceeds Authorized Retailer’s Qualified Advertising Spend accrued for each such month will be accrued by Tempur-Pedic or Sealy, as applicable, and available to Authorized Retailer, on a cumulative, go-forward basis (until exhausted) within the same Co-Op Year (defined below), in addition to the applicable Co-Op Advertising Allowance accrued for each subsequent month within that Co-Op Year. Conversely, if Authorized Retailer’s Qualified Advertising Spend (following application to any Quarterly Conditional Required Advertising Spend obligation as set forth in Section 4 of the Amendment) during a month exceeds the Co-Op Advertising Allowance accrued for such month, the unapplied Qualified Advertising Spend shall be considered as part of the aggregate Qualified Advertising Spend applicable to the subsequent month on a cumulative, go-forward basis until exhausted during that Co-Op Year; provided, for the avoidance of doubt, any unapplied Qualified Advertising Spend pulled forward from one fiscal quarter (“Quarter”) to the next Quarter as set forth in this Section 8(c) will not be applied to satisfy the Quarterly Conditional Required Spend set forth in Section 4 of the Amendment because Quarterly Conditional Required Spend must be spent in the appropriate Quarter as set forth in Section 4 of the Amendment. Notwithstanding anything to the contrary in this Section 8 or the Amendment, no accrued, overspent, or unapplied Qualified Advertising Spend or Co-Op Advertising Allowance will accrue, or roll into, or pull forward from one Co-Op Year to the next Co-Op Year. The credit memo shall be issued within ten (10) business days of the calendar month end. If Authorized Retailer cannot substantiate sufficient Qualified Advertising Spend to support the issued credit memo, future credit memos will be reduced by (or a debit memo will be required in) the amount of overpayment and such overpaid amount shall continue to be available to Authorized Retailer as accrued Co-Op Advertising Allowance for the remainder of that Co-Op Year.

i.	Quarterly True-Up. Tempur-Pedic and Sealy, on a quarterly basis, may adjust the aggregate amount of Co-Op Advertising Allowance previously paid to Authorized Retailer in respect of such Quarter to account for any upward or downward adjustments necessary to address Authorized Retailer’s actual Qualified Advertising Spend as established in accordance with these Program Terms (“Quarterly True Up”). For the avoidance of doubt, the Quarterly True Up cannot result in the total credit memos issued for the applicable Co-Op Year (as defined below) exceeding the amount of the accrued aggregate Co-Op Advertising Allowance set forth in any Program-Specific Terms, including Schedule 1, for such Co-Op Year. Without limiting Authorized Retailer’s obligation to submit documentation of Qualified Advertising Spend on a monthly basis as set forth in Section 8(b), Authorized Retailer may submit additional documentation of Qualified Advertising Spend for a Quarter within 30 calendar days following the end of the Quarter. Any Co-Op Advertising Allowance accrued for which Authorized Retailer has not documented Qualified Advertising Spend within 30 calendar days of the end of the corresponding Quarter will carry over to the next Quarter, but not beyond the end of the Co-Op Year. Sponsor will have 30 calendar days to review the documentation and issue a reconciliation.

ii.	For a Co-Op Year, and expressly subject to Section 4 of the Amendment as regards the Condition Satisfaction Period, Tempur-Pedic and Sealy will issue credit memos to Authorized Retailer up to the amount of the accrued aggregate Co-Op Advertising Allowance set forth in any Program-Specific Terms, including Schedule 1, but not exceeding the actual amount of [Intentionally Deleted] as established by Authorized Retailer and validated by Tempur-Sealy in accordance with this Section 8. Adjustments resulting in an amount due to the Companies shall result in issuance of debit memo(s) to MF payable in ten (10) business days. “Co-Op Year” means the period running from July 1 through June 30 (provided, the first Co-Op Year is the period of October 1, 2020 through June 30, 2021). Unless the term of a Program is renewed beyond the Initial Term in accordance with Section 6 (Term) as amended, the final Co-Op Year shall be July 1, 2021 through June 30, 2022.

iii.	This Section 8(c)(iii) will apply if and only if either party provides written notice of nonrenewal prior to the expiration of the Initial Term in accordance with Section 6 (Term) as amended; for the avoidance of doubt, this Section 8(c)(iii) will not apply if the term of a Program is renewed beyond the Initial Term pursuant to Section 6 (Term) as amended. For the final Quarter of the Term (July 1, 2022 through September 30, 2022), a monthly credit memo shall issue in August 2022 for July purchases. No credit memo will issue in September 2022 for August purchases or in October 2022 for September purchases; the Co-Op Advertising Allowance for all months within the Quarter shall be reviewed in the final Quarterly True-Up. MF must submit any documentation of Qualified Advertising Spend for the final Quarter of the Term in October 2022. Sponsor shall have November 2022 to review. If the Qualified Advertising Spend exceeds what has been issued to MF in credit memos to date for the Quarter, Sponsor shall issue a credit memo for the additional Qualified Advertising Spend by December 14, 2022, not to exceed the Co-Op Advertising Allowance accrued for the Quarter. If the Qualified Advertising Spend is less than the amount issued to MF in credit memos to date, Companies shall issue debit memos to MF for the difference by December 14, 2022.

4.	Conditional Advertising Spend by MF.

a.        Notwithstanding anything to the contrary in Section 8 (Co-Op Advertising Allowance) of the Incentive Agreement, as amended by this Amendment, during the period from October 1, 2020 through June 30, 2021 (the “Condition Satisfaction Period”), MF must spend [Intentionally Deleted] in Qualified Advertising Spend (the “Conditional Required Advertising Spend”), allocated by Quarter as follows, or as the Parties may otherwise agree in writing in advance of a particular Quarter (the “Quarterly Conditional Required Advertising Spend”):

i.	During the Quarter of October 1, 2020 through December 31, 2020, MF must spend [Intentionally Deleted] in Qualified Advertising Spend. For purposes of this Section 4, Qualified Advertising Spend will be determined in accordance with Section 8(b) of the Incentive Agreement.

ii.	During the Quarter of January 1, 2021 through March 31, 2021, MF must spend [Intentionally Deleted] in Qualified Advertising Spend.

iii.	During the Quarter of April 1, 2021 through June 30, 2021, MF must spend [Intentionally Deleted] in Qualified Advertising Spend.

b.       During the Condition Satisfaction Period, MF’s actual Qualified Advertising Spend during a Quarter will be applied first to MF’s Quarterly Conditional Required Advertising Spend obligation under this Section 4 and if such Quarterly Conditional Required Advertising Spend obligation is not satisfied, MF shall not be entitled to any Co-Op Advertising Allowance for such Quarter.

If MF’s Qualified Advertising Spend for a Quarter during the Condition Satisfaction Period exceeds the Quarterly Conditional Required Advertising Spend for such Quarter, (i) MF will be entitled to a credit memo in accordance with Section 8(c) of the Incentive Agreement based solely on the amount that MF’s Qualified Advertising Spend exceeds the applicable Quarterly Conditional Required Advertising Spend, and (ii) the comparison between such excess amount and the Co-Op Advertising Allowance accrued for such Quarter will determine what amount, if any, of the accrued the Co-Op Advertising Allowance rolls into the next Quarter as set forth in Section 8(c) of the Incentive Agreement. Qualified Advertising Spend for a Quarter that exceeds both the applicable Quarterly Conditional Required Advertising Spend and the Co-Op Advertising Allowance accrued for such Quarter shall be carried forward to the subsequent Quarter (within the same Co-Op Year) and applied in accordance with Section 8(c). Further, if (1) MF satisfies the Quarterly Conditional Required Advertising Spend for each Quarter of the Condition Satisfaction Period, and (2) MF spends, on or prior to June 30, 2021, additional Qualified Advertising Spend in an amount that equals or exceeds the First Half Co-Op Accrual (defined below), MF shall receive an additional credit memo for [Intentionally Deleted] (the “Satisfaction Payment”), payable by Sponsor(s) on or prior to September 15, 2021. The “First Half Co-Op Accrual” means the Co-Op Advertising Allowance accrued in accordance with Section 8(b) of this Amendment from October 1, 2020 to, and including, March 31, 2021.

c.        For the avoidance of doubt, MF will not be eligible for or entitled to any reimbursement or credit in connection with the Conditional Required Advertising Spend. Further, for purposes of MF’s obligation to spend the Quarterly Conditional Required Advertising Spend during each Quarter in the Condition Satisfaction Period, no amount will accrue, roll into, or pull forward from any other Quarter; that is, each Quarter will be independently evaluated based solely on MF’s Qualified Advertising Spend during such Quarter without reference to any other Quarter during the Condition Satisfaction Period.

5.	Miscellaneous.

a.     Governing Law; Dispute Resolution: This Amendment, and all claims or disputes between the Parties, will be interpreted, enforced, construed, and governed by the laws set forth in the MRA. The Parties agree to resolve any dispute, claim, or controversy arising under or relating to the Amendment as set forth in the MRA.

b.    Severability. If one or more clauses, sections, or provisions of this Amendment shall be held to be unlawful, invalid, or unenforceable, it is agreed that the remainder of the Amendment and the enforceable part of unenforceable provisions shall remain in full force and effect.

c.     Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

d.    Confidentiality. The terms of this Amendment and the Agreement are to be treated as strictly confidential by the parties hereto at all times and shall not be disclosed except as required by law.

e.     Agreement. In the event of a conflict or inconsistency between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail.

f.     Defined Terms. Capitalized terms not defined herein have the meanings given in the Agreement or its Exhibits (including the Incentive Agreement).

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment effective as of the date first set forth above.

TEMPUR-PEDIC NORTH AMERICA, LLC		MATTRESS FIRM, INC.

By:	/s/ Steve Rusing	By:	/s/ Philip Busker
Name:	Steve Rusing, EVP, President, U.S. Sales	Name:	Philip Busker, Chief Merchandising Officer

SEALY MATTRESS MANUFACTURING COMPANY, LLC

By:	/s/ Steve Rusing
Name:	Steve Rusing, EVP, President, U.S. Sales

Exhibit A-1:       Co-Op Substantiation Requirements for Qualified Advertising Spend

Exhibit A-2:       Qualified Advertising Spend Illustrative Examples

Exhibit B:           Additional Advertising Spend – Example Calculations

EXHIBIT A-1

CO-OP SUBSTANTIATION REQUIREMENTS FOR QUALIFIED ADVERTISING SPEND

[Intentionally Deleted.]

EXHIBIT A-2

QUALIFIED ADVERTISING SPEND ILLUSTRATIVE EXAMPLES

[Intentionally Deleted.]

EXHIBIT B

ADDITIONAL ADVERTISING SPEND – EXAMPLE CALCULATIONS

Example One – Conditional Required Advertising Spend Requirement Not Met

Month / Quarter	Quarterly Conditional Required Advertising Spend	Co-Op Advertising Allowance Projected Earned	Total Qualified Advertising Spend	Co-Op Paid via credit or debit memo	Impact on Quarterly True Up
October 2020		[Intentionally Deleted]	[Intentionally Deleted]	[Intentionally Deleted]
November 2020		[Intentionally Deleted]	[Intentionally Deleted]	[Intentionally Deleted]
December 2020		[Intentionally Deleted]	[Intentionally Deleted]	[Intentionally Deleted]
2nd Quarter Total – 2020 Co-Op Year	[Intentionally Deleted]	[Intentionally Deleted]	[Intentionally Deleted]		[Intentionally Deleted]

Example Two – Conditional Required Advertising Spend Met and Full Co-Op Advertising Allowance Earned

Month / Quarter	Quarterly Conditional Required Advertising Spend	Co-Op Advertising Allowance Projected Earned	Total Qualified Advertising Spend	Co-Op Paid via credit or debit memo	Impact on Quarterly True Up
October 2020		[Intentionally Deleted]	[Intentionally Deleted]	[Intentionally Deleted]
November 2020		[Intentionally Deleted]	[Intentionally Deleted]	[Intentionally Deleted]
December 2020		[Intentionally Deleted]	[Intentionally Deleted]	[Intentionally Deleted]
2nd Quarter Total – 2020 Co-Op Year	[Intentionally Deleted]	[Intentionally Deleted]	[Intentionally Deleted]		[Intentionally Deleted]

*In Example Two, the $         cannot be applied to satisfy the Quarterly Conditional Required Advertising Spend for the next Quarter.

Example Three – Conditional Required Advertising Spend Met and Partial Co-Op Advertising Allowance Earned

Month / Quarter	Quarterly Conditional Required Advertising Spend	Co-Op Advertising Allowance Projected Earned	Total Qualified Advertising Spend	Co-Op Paid via credit or debit memo	Impact on Quarterly True Up
October 2020		[Intentionally Deleted]	[Intentionally Deleted]	[Intentionally Deleted]
November 2020		[Intentionally Deleted]	[Intentionally Deleted]	[Intentionally Deleted]
December 2020		[Intentionally Deleted]	[Intentionally Deleted]	[Intentionally Deleted]
2nd Quarter Total – 2020 Co-Op Year	[Intentionally Deleted]	[Intentionally Deleted]	[Intentionally Deleted]		[Intentionally Deleted]

*In Example Three, MF has until June 30, 2021 to provide support of Qualified Advertising Spend of $1M plus other subsequent Quarterly Advertising Spend to support full Quarterly Conditional Required Advertising Spend and Co-Op Advertising Allowance for full reimbursement.